Mail Stop 6010

      	April 3, 2006

Mr. Roderick de Greef
Chief Financial Officer
Cambridge Heart, Inc.
1 Oak Park Drive
Bedford, MA 01730

      Re:	Cambridge Heart, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 30, 2005
      File No. 000-20991

Dear Mr. De Greef:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant